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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE


                                                   January 16, 2001
                                                   For more information contact:
                                                   Ray Braun (419) 247-2800
                                                   Mike Crabtree (419) 247-2800

                HEALTH CARE REIT, INC. DECLARES REGULAR DIVIDEND;
               FOURTH-QUARTER CONFERENCE CALL SET FOR FEB. 2, 2001

Toledo, Ohio, January 16, 2001...HEALTH CARE REIT, INC. (NYSE/HCN) announced today that its Board of Directors voted to declare a dividend for the quarter ended December 31, 2000, of $0.585 per share as compared with $0.58 per share for the same period in 1999.

The dividend represents the 119th consecutive dividend payment. The dividend will be payable February 20, 2001, to shareholders of record on January 31, 2001.

The company also announced it would release its 2000 fourth-quarter and year-end earnings results on Thursday, February 1, after New York Stock Exchange trading ends. At 12:00 p.m. Eastern Time on February 2, the company will hold a conference call to discuss its financial and operating performance for the recent period as well as provide its outlook for 2001.

The conference call will be accessible by telephone and through the Internet. Telephone access is available by dialing 800-982-3654 or 703-871-3021. Callers to this number will be able to listen to the company's business update. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call on February 2. To access the rebroadcast, dial 888-266-2086 or 703-925-2435. The conference ID number is 4909796.

To participate on the webcast, log on to www.hcreit.com or www.streetfusion.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days through the same websites.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily nursing homes and assisted living facilities. At September 30, 2000, the company had investments in 209 health care facilities in 34 states and had total assets of approximately $1.2 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.

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